EXHIBIT (8)(s)

PARTICIPATION AGREEMENT (VAN KAMPEN)

AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT (the “Amendment”) is made and entered into as of this 1st day of May, 2009 by and among TRANSAMERICA LIFE INSURANCE COMPANY (the “Company”), on its own behalf and on behalf of each separate account of the Company (each an “Account”) identified in the Participation Agreement (as defined below), VAN KAMPEN LIFE INVESTMENT TRUST (the “Fund”), VAN KAMPEN FUNDS INC. (the “Underwriter”) and VAN KAMPEN ASSET MANAGEMENT INC. (the “Adviser”).

WHEREAS, the Company, the Fund, the Underwriter, and the Adviser have entered into a Participation Agreement dated as of January 12, 2004, as amended (the “Participation Agreement”), which provides that the Fund will make available for purchase, exchange and redemption by the Company, on behalf of the Accounts, shares of certain Portfolios to fund certain Variable Insurance Products and Qualified Plans; and

WHEREAS, the Fund, acting through the Fund’s designee, has established one or more master accounts on its mutual fund shareholder account recordkeeping system (each, a “T/A Account”) reflecting the aggregate ownership of shares of each Portfolio of the Fund and all transactions involving such shares by the Company on behalf of the Accounts; and

WHEREAS, the Company, the Fund and the Adviser wish to amend the Participation Agreement to add certain separate accounts and associated contracts and Portfolios.

NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund, the Underwriter and the Adviser agree to amend the Participation Agreement as follows:

1.	Schedule A is hereby deleted in its entirety and replaced by the following:

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Contract Funded by Separate Account
Separate Account VA S November 26, 2001	Flexible Premium Variable Annuity – D, under the marketing name “Huntington Allstar Select”

Separate Account VA Z February 13, 2007	Flexible Premium Variable Annuity K, under the marketing name “Transamerica Investor Choice Annuity”

2.	Schedule B is hereby deleted in its entirety and replaced by the following:

SCHEDULE B

PORTFOLIOS OF THE VAN KAMPEN LIFE INVESTMENT TRUST

AVAILABLE UNDER THIS AGREEMENT

Mid Cap Growth Portfolio – Class II Shares

Comstock Portfolio – Class I and Class II Shares

3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Participation Agreement shall remain in full force and effect.

4. Amendments. This Amendment may be amended only by written instrument executed by each party hereto.

5. Capitalized Terms. All capitalized words and phrases used but not otherwise defined herein shall have the meaning ascribed to them in the Participation Agreement.

6. Entire Agreement. This Amendment and the Participation Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

7. Notices. All notices and other communications hereunder shall be in writing and shall be delivered as provided for by the Participation Agreement.

8. Governing Law. This Amendment, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflicts of law principles thereof.

9. Counterparts. This Amendment may be executed in any number of multiple counterparts (and may be delivered by facsimile), each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement, binding on all parties hereto.

10. Effective Date. This Amendment shall be effective as of the date written above.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

VAN KAMPEN LIFE INVESTMENT TRUST

By:	/s/ Stuart N. Schuldt
Name:	Stuart N. Schuldt
Title:	CFO and Treasurer

VAN KAMPEN ASSET MANAGEMENT

By:	/s/ Edward Wood
Name:	Edward Wood
Title:	Managing Director

VAN KAMPEN FUNDS INC.

By:	/s/ Andrew Scherer
Name:	Andrew Scherer
Title:	Managing Director